UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM	8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 17, 2025

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Westwood Place,	Suite 400,	Brentwood,	Tennessee	37027
(Address of principal executive offices)				(Zip Code)

Registrant's telephone number, including area code	(615)	221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	BKD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2025, the Board of Directors (the “Board”) of Brookdale Senior Living Inc. (the “Company”) appointed Mary Sue Patchett as the Company’s Executive Vice President and Chief Operating Officer effective December 1, 2025. Ms. Patchett will serve as the Company’s principal operating officer effective upon her appointment.

Ms. Patchett, age 62, rejoined the Company in August 2025 and has served as Interim Executive Vice President – Community & Field Operations since September 2025. Previously, she held various senior leadership positions at the Company from 2011 until her retirement in 2021. In her last position at the Company, she served as Executive Vice President of Strategic Operations from March 2020 to June 2021. Ms. Patchett also served as Executive Vice President of Community and Field Operations at the Company, and before that, was President of the former Southeast Division. Ms. Patchett has also served as Chief Operating Officer of Horizon Bay from January 2011 through August 2011 and as Senior Vice President of Operations from March 2008 through December 2011. Prior to joining Horizon Bay, she was President and owner of Patchett & Associates, Inc., a management consulting firm for senior housing and other healthcare companies, served as Divisional Vice President for Alterra Healthcare Corporation for over six years, and started in senior living with nine years in numerous leadership positions at Sunrise Senior Living. Ms. Patchett earned her B.S. in business management from George Mason University. She currently serves on the advisory board of the Florida Senior Living Association and on the Board of Directors of Guardian Pharmacy Services, Inc., where she serves on the Audit Committee and the Compensation Committee. She also serves as Board Chair of Angels in Action.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Patchett and any of the Company’s executive officers or directors. Ms. Patchett has not engaged in any transaction with the Company during the last fiscal year, and does not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Ms. Patchett and any other person pursuant to which she was appointed to serve as Executive Vice President and Chief Operating Officer.

In connection with Ms. Patchett’s appointment, the Compensation Committee (the “Committee”) of the Board approved the following compensation arrangements to be effective December 1, 2025: (i) an annual base salary of $530,000; (ii) eligibility to participate in the Company's annual cash incentive program generally applicable to members of management, with the target cash bonus reflecting 80% of her base salary paid during the plan year; and (iii) beginning in 2026, eligibility to receive annual long-term incentive awards under the Company's 2024 Omnibus Incentive Plan (the “Omnibus Plan”) with performance- and time-based vesting terms to be approved by the Committee (which vesting terms generally will be consistent with those provided to other executive officers of the Company). Her long-term incentive awards for 2026 will consist of (x) annual awards with an aggregate target grant value of $800,000 for her 2026 service and (y) prorated awards with an aggregate grant value of $67,945 for her service in December 2025. In addition, the Committee approved that the retirement provision in Ms. Patchett’s long-term incentive award agreements will reflect that her previous service with the Company will count toward her aggregate service for purposes of determining eligibility under the retirement provision.

Effective December 1, 2025, Ms. Patchett will also participate in the Amended and Restated Tier I Severance Pay Policy, which is described in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2025. The Company has entered into an Indemnification Agreement with Ms. Patchett in substantially the form of the Form Indemnification Agreement for Directors and Officers filed by the Company with the Securities and Exchange Commission on February 28, 2011 as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Item 7.01 Regulation FD Disclosure.

On November 18, 2025, the Company issued a press release announcing the appointment of Ms. Patchett as Executive Vice President and Chief Operating Officer. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1    Press Release dated November 18, 2025.

104    Cover Page interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	November 18, 2025	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Executive Vice President, General Counsel and Secretary